Exhibit 99.1

Aquestive Therapeutics Announces Closing of Exercise of Underwriters’ Over-Allotment Option in Initial Public Offering

Warren, NJ, August 15, 2018 – Aquestive Therapeutics, Inc. (NASDAQ: AQST), a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs, today announced the underwriters of its previously announced initial public offering of common stock have partially exercised their over-allotment option to purchase additional shares.  The underwriters purchased an additional 425,727 shares at the public offering price of $15.00 per share, resulting in additional gross proceeds of approximately $6.4 million before deducting underwriting discounts and commissions and estimated offering expenses. After giving effect to the sale of these additional shares in a closing held earlier today, the total number of shares sold by Aquestive in the initial public offering increased to 4,925,727 shares and gross proceeds were estimated to be approximately $73.9 million.

BMO Capital Markets and RBC Capital Markets acted as joint book-running managers for the offering.  Wedbush PacGrow and JMP Securities acted as co-lead managers for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 24, 2018. Copies of the final prospectus related to the offering may be obtained from: BMO Capital Markets Corp., 3 Times Square, New York, NY 10036, Attention: Equity Syndicate Department, Telephone: (800) 414-3627, Email: bmoprospectus@bmo.com; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Equity Syndicate Department, Telephone: (877) 822-4089, Email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aquestive Therapeutics
Aquestive Therapeutics is a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs. Aquestive Therapeutics has a late-stage proprietary product pipeline focused on the treatment of CNS diseases, and is working to advance orally-administered complex molecules that it believes can be alternatives to invasively-administered standard of care therapies. As the leader in developing and delivering drugs via its PharmFilm® technology, Aquestive Therapeutics also collaborates with pharmaceutical partners to bring new molecules to market in differentiated and highly-marketable dosage forms.

Media inquiries:
Christopher Hippolyte
christopher.hippolyte@syneoshealth.com
212-364-0458

Investor inquiries:
Stephanie Carrington
stephanie.carrington@icrinc.com
646-277-1282